Consent of Independent Registered Public Accounting Firm

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Post-Qualification Amendment No. 1 to Form 1-A, as it may be further amended, of our audit report dated March 21, 2024 with respect to the consolidated balance sheets of IntelGenx Technologies Corp. as of December 31, 2023 and 2022, the related consolidated statements of comprehensive loss, shareholders' deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes.

We also consent to the reference to our firm under the caption "Experts" in the Offering Circular.

Richter LLP (Signed)

Montréal, Québec, Canada
April 5, 2024

MONTRÉAL ___ 1981 McGill College Montréal QC H3A 0G6 514.934.3400	TORONTO ___ 181 Bay St., #3510 Bay Wellington Tower Toronto ON M5J 2T3 416.488.2345	CHICAGO ___ 200 South Wacker Dr., #3100 Chicago, IL 60606 312.828.0800
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